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                                                                     Exhibit 99

[MANPOWER LOGO]





  FOR IMMEDIATE RELEASE                                Contact:
                                                       Mike Van Handel
                                                       Chief Financial Officer
                                                       (414) 906-6305

     MANPOWER INC. NAMES PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS

   MILWAUKEE, WI, USA, 16 April 2002- Manpower Inc. (NYSE: MAN) today announced that it has engaged PricewaterhouseCoopers LLP as the company's independent auditors. PricewaterhouseCoopers will replace Arthur Andersen LLP to perform audit services for Manpower's operations worldwide.

         The decision to select PricewaterhouseCoopers was made after careful consideration by Manpower's Audit Committee, Board of Directors, and the management of the company. The decision was not the result of any disagreement between the company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

         "Arthur Andersen has done excellent, professional work for Manpower worldwide for over 25 years, and we have the highest regard for the team that has served Manpower," said Michael J. Van Handel, Senior Vice President and Chief Financial Officer of Manpower Inc. "Unfortunately, given the uncertain future of Arthur Andersen's global network, we concluded that this decision was in the best interest of our shareholders," he added.

         "We look forward to working with PricewaterhouseCoopers in their new role as our independent auditor," said Van Handel.

         Manpower Inc. is a world leader in the staffing industry, providing workforce management services and solutions to customers through 3,900 offices in 61 countries. The firm annually provides employment to 2 million people worldwide and is an industry leader in employee assessment and training. Manpower also provides a range of staffing solutions, engagement and consulting services worldwide under the subsidiary brands of Brook Street, Elan, The Empower Group and Jefferson Wells. More information on Manpower Inc. can be found at the company's Web site, www.manpower.com.

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  MANPOWER INC. - P.O. BOX 2053 - 5301 N. IRONWOOD RD., MILWAUKEE, WI 53201 -
                  USA - PHONE 414-961-1000 - www.manpower.com